Exhibit 10.5
The TJX Companies, Inc.
January 31, 2009
Ms. Carol Meyrowitz
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
     Re: Modification of Employment Agreement
Dear Carol:
     Reference is made to the Employment Agreement dated as of January 28, 2007 (as subsequently amended and in effect on the date hereof, the “Existing Agreement”) between you and The TJX Companies, Inc. (the “Company”). The Existing Agreement and the period of your employment by the Company under the Existing Agreement are scheduled to expire on January 31, 2009 (the “End Date”) except as otherwise mutually agreed by you and the Company. The Company and you are presently engaged in a discussion of a new or extended employment agreement. As a result, we both agree that Section 1 of the Existing Agreement shall be amended so that “End Date” shall mean April 1, 2009.
     If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter agreement and returning it to Mr. Greg Flores, whereupon this letter agreement will take immediate effect as of the date first set forth above. This letter agreement shall constitute an agreement under seal.

The TJX Companies, Inc.
By:	/S/ David Brandon
Title:

Agreed:
/S/ Carol Meyrowitz

Carol Meyrowitz
Date: January 31, 2009